Confidential Treatment Requested

EXHIBIT 10.38

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”), is entered into as of JANUARY 21, 2003, (“Effective Date”) by and between SOVEREIGN BANK a federally chartered thrift institution with offices at 1130 Berkshire Blvd., Wyomissing, PA 19610, on its own behalf and for the benefit of its Affiliates (“Client”), and INTERCEPT, INC. a corporation organized under the laws of Georgia with its principal business address at 3150 Holcomb Bridge Road, Suite 200, Norcross, GA 30071 on its own behalf and for the benefit of its Affiliates (“Vendor”). In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.         SERVICES

1.1           General. This Agreement establishes the general terms under which Vendor will provide to Client certain services as provided in Schedule 1.1 to this Agreement and any additional schedules for services that may later be agreed to in writing by the parties and attached hereto (“Services”). The conversion and implementation of the Services will be conducted according to the then current version of the Project Plan, which the parties hereby mutually agree to perform, as it may exist from time to time. Unless otherwise indicated, defined terms used in this Agreement shall have the meanings set forth in Section 17.

1.2           Schedules. Schedule 1.1 and any additional schedules for services that may later be agreed to by the parties and attached hereto shall: (i) describe the Services, including but not limited to the assets to be leased or sold and other resources to be provided or obligations to be discharged by Vendor under the schedule; (ii) describe any obligations of Client related to the Services; and (iii)specify any other terms appropriate to the Services and the obligations of the parties. Any amendments to this Agreement or to any Schedules (including portions of Schedules that the parties have agreed may be completed at a later time) shall be in writing, signed by the parties, dated, and refer to the Schedule or other provision being amended.

1.3           Change Requests.

1.3.1        A party desiring a modification of the Services or Schedule that would affect the scope, pricing or functionality of the Services shall submit a change request (“Change Request”) to the other party. The Change Request will set forth in reasonable detail the change requested and impact on pricing, implementation timing, Commencement Date and Services. Neither party is obligated to proceed with any Service changes unless and until such change is reflected in a Change Request that is mutually executed by the parties. The parties shall bear their own expenses associated with the negotiation of any Service changes or Change Request. Client shall bear the cost of changes it requests in systems, applications features, functions or methods that are unique to Client. All other such changes shall be at Vendor’s expense.

1.3.2        If Client requests any services not covered by the fees listed on Schedule 2.1, Vendor shall submit to Client a written estimate of the fees for such additional services before performing such additional services. If Client approves such fee estimate, Client shall pay Vendor fees for such additional services properly performed as set forth in Section 2.1 hereof.

1.3.3        Client will be given a mutually agreeable share (but absent agreement, no less than fifty percent (50%)) of the net profits accruing to the Vendor (e.g., from products sold, software or other intellectual property licensed or processing fees associated with services provided, to Vendor’s other clients) from the marketing and sale of all products, services changes or enhancements implemented at Client’s request and expense. This provision is intended to address products, services and enhancements that are jointly developed by Client and Vendor or otherwise developed by Client or Vendor in connection with the Services, and shall not be construed to address any products, services, or enhancements that are developed by Vendor as part of its business in the ordinary course without Client’s input or funding even if ultimately used to provide the Services.

1.4           Service Level Standards. The Service Level Standards set forth in Schedule 1.4 are incorporated herein by reference. Any amendment to Schedule 1.4 shall be embodied in a written document signed by the parties and attached hereto.

1.5           Delivery System. Vendor shall provide the Delivery System necessary to provide the Services, including telecommunications and electronic data transmissions to and from the location where the care, custody and control of such communications are transferred from Client to Vendor. Vendor shall encrypt all data sent and received electronically as required by Client. Vendor shall notify Client of any security breaches or other intrusions into or breaches of the Delivery System used to perform the Services as soon as possible but in any event within twenty-four (24) hours of such occurrence.

1.6           Service Improvements. In providing the Services, Vendor agrees to use commercially reasonable efforts to (i) use state-of-the-art technology, (ii) at least meet industry standards, (iii) continually seek to adopt

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improvements, enhancements and updates to reduce costs to Client and (iv) maintain the Services as generally competitive with other large scale item processing systems and vendors. Section (iv) above will be evaluated in terms of the following characteristics:(1) ability of the Delivery System to process significant volumes of items and maintain comprehensive data; (2) accuracy; reliability and compliance with Service Level Standards; (3) ease of accessibility of data stored on the Delivery System; (4) ability to interface or connect and access the Delivery System to other third party systems; (5) flexibility of the Delivery System to incorporate new data; (6) degree to which Client may customize, create and format reports of the data generated, used or stored on the Delivery System; and (7) such other characteristics as the parties shall include in a Schedule.

1.7           Resource Allocation. This Agreement provides Client with the first call on Vendor’s Services but does not give Client sole or exclusive call on those Services. The parties agree that Vendor may also provide services similar to the Services to other customers and share communications and facilities, infrastructure and other resources with other customers, but not to the extent a Schedule provides for dedication of such resources to Client. If Client’s demand for Services exceeds Vendor’s resources or capacity, Vendor agrees to allocate such resources as may be required to meet the servicing requirements of Client.

1.8           On-site Representatives.

1.8.1        If requested by Client, Client may have one or more employees or representatives on-site at the facilities providing the Services (“Client On-Site Reps”), at any time during the term of this Agreement. Vendor shall not be responsible for any costs of compensation, benefits, travel or similar expenses of Client On-Site Reps. Client’s On-Site Reps shall be answerable solely to Client, and shall have the authority to observe and monitor all facets of the Services for quality control purposes. Vendor shall provide Client On-Site Reps with office space and work environment, security access, utilities, supplies, telecommunications and network connections and access to all records of Vendor relating to the Services. Client On-Site Reps shall comply with all work place safety and security standards and other policies applicable to Vendor’s employees and servicers.

1.8.2        Vendor shall assign one or more employees as requested by Client to work on-site at two (2) mutually agreeable Client facilities to assure the quality and performance of the Services and to facilitate the communications between the parties (“Vendor On-Site Reps”). Client shall not be responsible for any costs of compensation, benefits, travel or similar expenses of Vendor On-Site Reps. Vendor’s On-Site Reps shall be answerable solely to Vendor. Client shall provide Vendor’s On-Site Reps with appropriate office space and work environment, security access, utilities, telecommunications and network connections and access to all networks, servers, applications and data used by Vendor in providing the Services. Vendor’s personnel located at Client’s facilities shall comply with all work place safety and security standards and other policies applicable to Client’s employees and servicers.

1.9           Vendor Training. Vendor agrees to provide to Client personnel training regarding the Services, including but not limited to implementation, conversion, operations, and changes in the Services, in a manner and degree reasonably satisfactory to Client.

1.10         Scheduled Outages. Vendor shall keep Client informed of the times and durations of scheduled outages for preventive maintenance which shall be allowed only during the times and for the durations set forth in the Service Level Standards, and shall notify Client of all other outages and interruptions in the Services as soon as practicable, but in any case within one hour of their occurrence. Vendor shall provide Client with on-line (24/7/365 subject to routine scheduled maintenance) read only remote access to monitoring capabilities maintained by Vendor for the telecommunication facilities, lines and services provided by or on behalf of Vendor in connection with the Services, such access to be consistent with Vendor’s then current capabilities, but no less than Vendor’s capabilities as of the Effective Date

2.             PAYMENT.

2.1           Fees. Client shall pay Vendor the fees set forth in Schedule 2.1 (“Fees”) for Services properly performed by credit of immediately available funds to an account (which Vendor shall maintain at Sovereign Bank unless Vendor’s senior lenders require the account to be maintained elsewhere). Except as may be otherwise expressly provided in this Agreement, the Fees are all-inclusive and Client assumes no responsibility for other costs associated with the Services including, but not limited to, the following:(i) training costs; (ii) utilities, supplies, travel, lodging, income taxes or any other costs incurred in performing the Services; and (iii) any other costs, charges, duties, general administrative expense, overhead, or out-of-pocket expenses. For services Vendor provides at the request of Client that are not covered by Schedule 2.1 or another Schedule specifically setting forth applicable pricing, Client will pay Vendor’s normal rates for the applicable services less a standard discount of [****] percent ([****]%) plus reimbursement of out-of-pocket expenses without mark-up, as further provided in this Section. Client shall pay to Vendor a one-time implementation fee of [****] dollars ($[****]) upon Successful Conversion of Client’s New England region.

2.2           Fee Increases. The Fees under this Agreement shall remain fixed for [****] ([****]) years from the Commencement

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Date. Thereafter, the Fees may be increased on the anniversary of the Commencement Date at a rate not to exceed [****] or (ii) [****]%. Vendor shall provide Client with at least sixty (60) Days written notice before the effective date of such increase.

2.3           Invoices. Unless otherwise provided in the applicable Schedule, Vendor shall invoice Client monthly for all Fees and, subject to Sections 2.4 through 2.7, Vendor’s invoices shall be due within thirty (30) Days of receipt. If any undisputed amounts remain unpaid more than fifteen (15) Days after the day payment is due, Vendor may accrue interest on such amount at a rate equal to the Fed Funds Rate in effect on the first day the amount is overdue until paid in full. Invoices shall break out all Fees in reasonable detail, (consolidating a summary of all fees on a single page) and all costs and charges for development, enhancement and other charges shall be invoiced separately.

2.4           Expense Reimbursement. Except as set forth herein or in Schedule 2.1, Vendor shall bear its own employees’ and contractors’ travel and living expenses incurred with respect to the Services. Travel and living expenses connected with the routine implementation of the Services, initial conversion, and ongoing routine administration, and in connection with rectification of deficiencies in Services caused by Vendor or its Representatives shall be Vendor’s responsibility. Reasonable expenses for travel and lodging caused by Client’s request for additional services or enhancements shall be Client’s responsibility, except to the extent such services are performed by persons already dedicated to Client’s service team, pursuant to Section 4. Expenses for Client’s account shall be invoiced monthly, be accompanied by copies of paid receipts and be subject to the limitations contained in Client’s then current T&E policy for vendors, a current copy of which will be provided to Vendor’s Account Manager. Client shall reimburse Vendor for any Pass-Through Expenses identified in the Schedules. Client shall receive the direct benefit of any discounts that Vendor may receive when incurring the Pass-Through Expenses and Client shall receive all savings achieved by Vendor through the pre-sorting of postage items on a pro-rated basis.

2.5           Invoice Disputes. Client may dispute invoiced amounts or billing errors and/or credits under this Agreement, and withhold the disputed amount while the parties negotiate to resolve the dispute. Client shall not be in default under this Agreement if Client reasonably disputes the fees as provided in this Section 2.5. To do so, Client shall inform Vendor of the basis for such dispute in writing as soon as reasonably practicable after discovering the facts forming the basis for such dispute, and Client and Vendor shall use reasonable efforts to resolve such dispute within ten (10) days. Pending such dispute resolution, the parties shall continue to meet their other obligations under this Agreement.

2.6           Holdback and Service Level Standard Credits. To secure the full performance of Vendor’s deconversion and other obligations following notice by either party that this Agreement or any Services are to be terminated (or not renewed), Client shall have the right to retain [****] percent ([****]%) of the amount billed on each invoice, up to an aggregate of [****] U.S. dollars ($[****]) (the “Holdback”). The Holdback shall be released to Vendor on successful completion of Vendor’s deconversion and other obligations as set forth in Section 10.1, provided Vendor has given all reasonable cooperation to Client and its other vendors and complied in full with its obligations, including all Service Level Standards and other performance measures. Client may offset against the Holdback, Fees and invoices any Service Level Standard credits or other adjustments to which Client becomes entitled.

2.7           Taxes. Client agrees to pay Vendor the federal or state sales, use or excise taxes which are measured directly by payments made under this Agreement and are required by law to be collected by Vendor from Client. Without limiting the foregoing, the taxes paid by Client shall exclude, however, franchise taxes, taxes based upon Vendor’s income, capital stock or assets, and any employment related taxes. If Client pays any tax to Vendor and the tax is later determined not to be due or is subject to a refund, Vendor shall immediately refund the amount thereof to Client. If Client disputes and refuses to pay any tax, Client agrees to indemnify and hold Vendor harmless if such tax is later determined to be due and payable by Client. Vendor agrees that Client is not responsible hereunder for paying, collecting or withholding any federal, state or local employment taxes or any workmen’s compensation, unemployment or social security taxes or contributions. Vendor shall, when reasonably requested by Client, assist and cooperate with Client in challenging the validity of any such tax that Client is required to pay under the terms of this Agreement.

3.             TERM OF AGREEMENT.

3.1           Term. This Agreement shall commence as of the Effective Date and shall continue in effect until [****] ([****]) months after full conversion and implementation of full Services with respect to Client’s New England region (the “Initial Term”). Following that conversion, the parties will sign a letter or certificate that specifies the actual date of such conversion but, if they do not, the Initial Term will be deemed to have begun on December 31, 2003. This Agreement shall automatically renew for successive periods of [****] ([****]) years unless (a) either party

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provides written notice of its intent to terminate the Agreement one hundred and eighty (180) days prior to the end of the then-current term or (b) this Agreement has been terminated earlier by one or both of the parties as provided in this Agreement. With the exception of Schedule 1.1, a schedule of services under this Agreement may, by its own terms, be terminated or expire earlier than this Agreement, provided that such a termination shall not terminate this Agreement or Schedule 1.1 or any other schedules, unless otherwise agreed by the parties in writing.

3.2           Special Services. Certain Services may need to be implemented in phases, as further provided in the Project Plan and in such case Vendor and Client will cooperate as necessary with each other and with other applicable vendors to effectuate successful conversions.

4.             VENDOR PERSONNEL.

4.1           Vendor Account Manager and Key Personnel. Vendor shall assign an Account Manager who shall oversee and manage the performance of Vendor’s obligations under this Agreement and shall serve as Vendor’s primary point of contact with Client, and shall meet at least once monthly with Client. Any replacement of the Account Manager or other key personnel shall be subject to the review and approval of Client.

4.2           Vendor Personnel Replacement. Except as prohibited by law, Client may request at any time the removal of any individual performing Services in connection with this Agreement. Vendor shall immediately remove such individual from the Services but may, at its sole discretion, reassign such individual to another client of Vendor’s.

4.3           Client Policies; Special Employee Provisions. Vendor agrees to comply with, and to require its Representatives who are assigned to perform the Services to comply with Client’s information security policies, guidelines and standards, as amended from time to time, and with the Special Employee Provisions set forth in Schedule 4.3.

5.             REPRESENTATIONS, WARRANTIES AND COVENANTS.

5.1           Vendor’s Representations, Warranties and Covenants. Vendor represents, warrants and covenants that:

5.1.1        it is validly organized and existing under the laws of its state of incorporation and qualified to do business at the location(s) where Services are provided, and has full power and authority to execute and deliver this Agreement, which constitutes a legal, valid and binding agreement of Vendor enforceable in accordance with its terms, and to perform the Services;

5.1.2        this Agreement does not conflict, breach or cause a material default of its organizational documents or any agreements or other obligations to which it is a party;

5.1.3        no action, suit, proceeding or investigation is pending or, to the knowledge of Vendor, threatened against Vendor or Vendor’s Representatives that would adversely affect the performance of the Services;

5.1.4        it shall procure for Client such records of Vendor’s Representatives as are required to establish compliance with this Agreement;

5.1.5        it owns or otherwise enjoys all necessary licenses and other rights in and to all facilities, equipment, systems and software used to perform the Services, including, but not limited to, all operating systems, backup and disaster recovery systems;

5.1.6        it shall keep Client advised of all application and operating system software and other programs utilized by Vendor to perform the Services, all of which shall be versions currently supported by the owners, licensors or vendors thereof;

5.1.7        its facilities used to provide the Services shall at all times be under the complete care, custody and control of Vendor and shall be equipped with all systems, utilities, software, hardware, personnel, management teams and other resources necessary to perform the Services;

5.1.8        it will provide the Services in a professional and workmanlike manner consistent with industry standard practices and will not do or omit to do anything which might have a material adverse effect on Client;

5.1.9        it shall maintain at all times required by this Agreement a Disaster Recovery Plan at least meeting the regulatory and other requirements of Client;

5.1.10      it agrees to maintain a Delivery System that shall meet Client’s current needs for Services and that shall:(i) support normal growth; (ii) support such needs in busiest times; (iii) support Client’s needs under the Disaster Recovery Plan consistent with Sections 14 and 15; and (iv) support, in five years, a 100% increase over Client’s current needs for Services. Vendor shall participate in due diligence and conversion planning regarding future needs for Services in connection with any Client acquisition.

5.1.11      it is and at all times during the term of this Agreement will be in compliance with Laws and Regulations applicable to Vendor and/or Client in connection with the Services the violation of which might

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have a material adverse effect on Client; and shall procure for Client such records of Vendor’s Representatives as are required to establish compliance with this Agreement and all such applicable laws. Vendor shall also generate, retain and provide Client with such reports, data and files in such formats as Client reasonably requires to comply with requirements of applicable laws and regulations, its regulatory bodies and its auditors and to determine compliance by Vendor and Client with their obligations herein;

5.1.12      it will at all times comply with Client’s policies regarding outsourced system and data security, as they exist from time to time. A current copy of such policies is attached hereto as Schedule 5.1.12;

5.1.13      it is an equal opportunity employer and does not discriminate in employment of persons or awarding of subcontracts because of a person’s race, sex, age, religion, national origin, sexual orientation, veteran or disabled status. Vendor further understands that Client’s policy is that discrimination against any person, for reason of race, sex, age, religion, national origin, sexual orientation, veteran or disabled status is specifically prohibited. Client considers as one of its purchasing criteria the action of its vendors in providing opportunities to small or under-utilized business enterprises, in particular those that are owned, operated or controlled by minorities, women, veterans and/or disabled individuals or groups;

5.1.14      it will at all times maintain capital and other financial resources sufficient to permit Vendor to perform its obligations under this Agreement, including a Tangible Net Worth of not less than One Dollar ($1.00);

5.1.15      it will pay its debts generally as they become due, and use all reasonable efforts to avoid the disruption of the normal operations of Client;

5.1.16      within one hundred twenty (120) days of the end of each fiscal year of Vendor, it will provide to Client audited, annual financial statements as prepared for Vendor in the ordinary course of its business, along with other related documents which Client may require to demonstrate Vendor’s creditworthiness and ability to perform under the Agreement (“Financial Information”) and at such time represent and warrant that such Financial Information is complete and correct and presents fairly in all material respects the financial condition of the Vendor as of the date of the Financial Information and for the periods referenced therein;

5.1.17      will notify Client immediately in the event there is a Material Adverse Change;

5.1.18      it will, promptly upon Client’s request, provide Client with copies of all transaction and configuration files and copies of all corresponding file layouts as applicable to the Services and which are in the control of Vendor and its Representatives; and

5.1.19      it will comply in all respects with its obligations under the Registration Rights Agreement between the parties dated on or about the date hereof.

5.2           Client’s Representations & Warranties. Client represents, warrants and covenants that:

5.2.1        it is validly organized and existing under the laws of the United States of America, and has full power and authority under its organizational documents and the laws of the United States of America to execute and deliver this Agreement, which constitutes a legal, valid and binding agreement of Client enforceable in accordance with its terms, and to perform its obligations hereunder;

5.2.2        this Agreement does not conflict, breach or cause a material default of its organizational documents or any agreements or other obligations to which it is a party;

5.2.3        no action, suit, proceeding or investigation is pending or, to the knowledge of Client, threatened against Client or Client’s Representatives that would adversely affect Client’s obligations under this Agreement or the performance of the Services;

5.2.4        it will keep Vendor apprised of Client’s future servicing needs as such needs become known to Client;

5.2.5        it is and at all times during the term of this Agreement will be in compliance with Laws and Regulations applicable to Client a violation of which might have a material adverse effect on Vendor’s provision of the Services; and

5.2.6        it will comply in all respects with its obligations under the Registration Rights Agreement between the parties dated on or about the date hereof.

6.             COMPLIANCE. Vendor agrees to comply with all laws and regulations applicable to vendor and/or client in connection with the services the violation of which might have a material adverse effect on client promptly (and in any case within the time required by such laws and regulations); provided, however, if compliance with changes in such laws and regulations after the commencement date would materially increase vendor’s costs of providing the services, the parties shall promptly meet to consider the available options, including sharing of such costs, spreading such costs over vendor’s other customers similarly situated, and if commercially reasonable, a cost-effective solution is not available, client may terminate this agreement pursuant to section 9.1. Each party shall notify the other of any changes in Laws

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and Regulations which may adversely impact the services and vendor, subject to the preceding sentence, shall make all changes necessary to the services to comply with all laws and regulations.

7.             RECORDKEEPING AND AUDITS.

7.1           Client’s Audits. As reasonably requested by Client or as requested by Client’s regulators, Vendor shall cooperate with Client and its internal or external auditors for the purpose of Client’s regulatory compliance with respect to the performance of the Services provided by Vendor to Client hereunder. Promptly following any such audit, whether conducted by Client’s internal or external auditors, Client will instruct its auditors to conduct an exit conference with Vendor and provide Vendor as soon thereafter as reasonably possible a copy of each report prepared as a result of such audit examination relating to the Services, whether in draft or final form. Vendor shall be given the opportunity to review and comment on any reports reflecting negatively on the Services before such report(s) are finalized. Vendor shall cause its Representatives to cooperate in the same manner as Vendor is required by this Section. Client shall maintain the confidentiality of any report pertaining to Vendor and shall not provide such report to any third party, except as required by any Laws or Regulations.

7.2           SAS-70 Audit. Vendor agrees to have an annual “SAS 70 Type II” audit of its operations at the Vendor facilities (which scope shall be in accordance with generally accepted industry standards) by an independent accounting firm at Vendor’s sole expense. After receipt of the SAS-70 report, Vendor shall promptly provide a copy of such report to Client. In addition to the SAS 70 reporting, Vendor shall provide Client with a report which shall contain Vendor’s management’s response to the exception comments, if any, contained in the SAS 70 report, together with appropriate target dates for completion of required changes. If SAS 70 is no longer in effect, such review shall be conducted under the accounting standards that replaced SAS 70 as applicable to financial institutions.

7.3           Correcting Deficiencies. Should an audit (including any examination by any regulatory authority) reveal unresolved material deficiencies without a management plan to correct them, Client may require Vendor to promptly provide a management plan to cure the deficiency and to provide documentation to demonstrate such cure to Client’s reasonable satisfaction. Vendor shall bear the costs of the management plan and of any required remedial action.

8.             CONFIDENTIALITY.

8.1           Confidentiality Agreement. The parties agree to the terms and conditions of the Confidentiality Agreement set forth in Schedule 8, attached to and made a part of this Agreement. Vendor also agrees to require its third party Representatives who are assigned to perform the Services to agree in writing to the terms and conditions of Schedule 8. Vendor agrees that Client’s archived image files are Confidential Information under Schedule 8 and Vendor agrees to restrict access thereto in accordance with the requirements of Schedule 8.

8.2           International Requirements. Vendor shall adhere to all applicable regulatory requirements pertaining to privacy and handling of customer information, including those that become applicable by reason of international business activities of Client or Vendor. Vendor shall not use any processing facility located outside the United States to process any data relating to Client or its customers or otherwise transmit any data relating to Client or its customers across national borders without Client’s express written consent. If Vendor proposes to do so, Vendor shall ensure that all related processing facilities and systems comply with all applicable laws, regulations, treaties, and other legal requirements of the United States, all other affected countries, and any international organizations having jurisdiction, including without limitation, those with regard to data security and privacy, data processing and transmittal of data across national borders.

8.3           Hard Copy. Vendor shall see that its systems and protocols provide assurance that all hard copy printouts and other storage media containing Client data are properly secured at all times and securely destroyed when no longer needed in accordance with Client’s data security and retention procedures and requirements.

8.4           Copy Protection. Programs, data and written materials of Client and Vendor shall be protected from unauthorized copy, use, duplication, and storage.

9.             TERMINATION.

9.1           Termination by Client. Client may terminate this Agreement or any Schedule or portion thereof under Sections 9.2 through 9.4 without payment of any termination fee or any other penalty or charge (with the exception of Fees owed for Services properly performed prior to the termination date). Client agrees to provide written notice of termination with a reasonably detailed reason for the termination and, unless a shorter or longer time period is specified in such sections, at least thirty (30) Days to remedy the default or reason for termination.

9.2           Vendor Defaults. Pursuant to Section 9.1, Client may terminate this Agreement or applicable Schedule upon the occurrence of any of the following ((each a “Vendor Default”):

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9.2.1        A material breach of this Agreement by Vendor that substantially impairs the ability of Client to conduct business and that is not cured within seven (7) Days.

9.2.2        A material breach of this Agreement by Vendor that does not substantially impair the ability of Client to conduct business but that is not cured within thirty (30) Days.

9.2.3        Vendor’s Services do not substantially conform to applicable specifications or the Services are not implemented or delivered substantially as set forth in the applicable Schedule.

9.2.4        A Service Level Termination Event occurs.

9.2.5        Vendor becomes the subject of any voluntary or involuntary insolvency or bankruptcy proceeding; becomes insolvent; or if any substantial part of Vendor’s property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency.

9.2.6        The suspension of the operation of Vendor’s business that substantially impairs the ability of Client to conduct any material aspect of its business and that is not cured within seven (7) Days, unless otherwise provided in Section 9.3.

9.2.7        Vendor’s loss, suspension, revocation or failure to renew any license or permit material to the Agreement or the Services.

9.2.8        One or more judgments are entered against Vendor in the aggregate amount of five million U.S. dollars ($5,000,000) and Vendor does not obtain the satisfaction, release, stay or dismissal thereof within thirty (30) Days.

9.2.9        The indictment of or commencement of proceedings against Vendor or any of its executive officers involved in the business unit that provides the Services under any criminal statute involving material crimes of dishonesty or moral turpitude.

9.2.10      Losses incurred by Client to the extent caused by Vendor or its Representatives in connection with the Services and not reimbursed by Vendor or covered by insurance, that exceed $3,000,000 in the aggregate during the term of this Agreement or $500,000 in any twelve (12) months.

9.2.11      Financial Condition. Client reasonably believes the purpose of the Agreement or the prospect of receiving the Services reliably in compliance with the Agreement to be materially impaired by reason of a breach of paragraphs 5.1.14, 5.1.15, 5.1.16 or 5.1.17.

9.2.12      Downgrade. There has been a double notch or more downgrade by one or more agencies used to rate debt securities issued by Vendor or its direct or indirect parent organization or Vendor’s securities are no longer considered “investment grade” by the rating agencies. Such agencies may include Moody’s, Standard & Poors, Fitch or such other similarly situated and industry accepted organization that is used to rate the credit worthiness of companies. By way of example, and not limitation, a double notch downgrade would occur if the credit rating changed from AA+ to AA- at Standard & Poors or Aa1 to Aa3 at Moody’s; a downgrade such that the securities are no longer investment grade would be to a rating of BB+ or below at Standard & Poors, or Ba1 or below at Moody’s. Client acknowledges Vendor’s debt securities are not currently rated by any such rating agencies.

9.3           Force Majeure Event or Disaster. Client may terminate this Agreement or applicable Schedule if a Force Majeure Event prevents Vendor from performing any of its obligations for a period of more than five (5) business days in any ten (10) business day period or in the event a mission critical portion of the Services are wholly inoperable for five (5) consecutive business days as a result of a Disaster.

9.4           Agreement Contested. This Agreement or applicable Schedule may be terminated by Client if the validity or enforceability of any material provision of this Agreement shall be contested by any governmental agency or authority.

9.5           Convenience. This Agreement may be terminated by Client for convenience, subject to Section 9.10.1 below.

9.6           Termination by Vendor. Vendor may terminate this Agreement or any Schedule or portion thereof pursuant to Sections 9.7 through 9.9. Vendor agrees to provide written notice of termination with a reasonably detailed reason for the termination and, unless a shorter or longer time period is specified in such sections, at least ninety (90) Days to remedy the default or reason for termination.

9.7           Client Defaults. Pursuant to Section 9.8, Vendor may terminate this Agreement or applicable Schedule upon the occurrence of any of the following (each a “Client Default”):

9.7.1        Client’s material breach of any representations, warranties or covenants in this Agreement that is not cured within thirty (30) Days following written notice stating in reasonable detail the nature of the claimed breach; provided, however, that in the case of any breach which is susceptible to cure but cannot be cured within thirty (30) Days through the exercise of reasonable diligence, so long as Client commences such cure within thirty (30) Days, such breach remains susceptible to cure, and Client

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diligently pursues such cure and effectuates it within one hundred twenty (120) days, such breach shall not be deemed to create a Default hereunder.

9.7.2        Client’s failure to pay any invoice within thirty (30) Days after it is due (except for amounts disputed in good faith, holdbacks and Service Level Standard credits).

9.7.3        Client becomes the subject of any voluntary or involuntary insolvency proceeding; becomes insolvent; or if any substantial part of Client’s property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency.

9.7.4        One or more judgments are entered against Client in the aggregate amount of One Hundred Million U.S. Dollars ($100,000,000) and Client shall not obtain the satisfaction, release, stay or dismissal thereof within thirty (30) Days.

9.8           Force Majeure. Vendor may terminate this Agreement or applicable Schedule if a Force Majeure event prevents Client from performing any of its obligations for a period of more than thirty (30) consecutive days.

9.9           Agreement Contested. This Agreement or applicable Schedule may be terminated by Vendor if the validity or enforceability of any material provision of this Agreement shall be contested by any governmental agency or authority.

9.10         Termination Payments.

9.10.1      If the Agreement is terminated by Client for convenience, without cause or because of no fault of Vendor during the first 12 months of the Initial Term after Successful Conversion of Client’s New England region to the Delivery System, the Client agrees to pay Vendor liquidated damages equal to [****]% of the “Average Monthly Fees” (the average of the processing fees paid to Vendor under Schedule 2.1 during the 3 months prior to termination, (less Pass-Through Expenses and third party charges)) multiplied by the number of months remaining in the initial [****] month term. Thereafter, the percentage in the above calculation shall be as follows:

•          [****]% of the Average Monthly Fees if terminated during the second 12 months

•          [****]% of the Average Monthly Fees if terminated during the third 12 months

•          [****]% of the Average Monthly Fees if terminated during the fourth 12 months

•          [****]% of the Average Monthly Fees if terminated during the fifth 12 months

•          [****]% of the Average Monthly Fees if terminated during the sixth 12 months

9.10.2      If this Agreement is terminated by either party prior to the Successful Conversion of Client’s New England region or Mid-Atlantic region to the Delivery System (for convenience, without cause or because of no fault of the other party), then the terminating party agrees to pay the other party capital costs actually incurred by such other party in connection with such conversion effort (net after resale or re-deployment) and documented, in an amount not to exceed [****] dollars ($[****]).

9.10.3      Should Client terminate this Agreement prior to a Successful Conversion of its New England region to the Delivery System (for any reason whatsoever), Client shall pay to Vendor a fee in the amount of $[****] (“Settlement Fee”).

If this Agreement is terminated by Client for any reason during the first 12 months of the initial term after Successful Conversion of Client’s New England region, Client agrees to pay Vendor a Settlement Fee of $[****], which is in addition to the terms of 9.10.1 above. Thereafter the Settlement Fee shall be as follows:

•          $[****] if terminated during the second 12 months

•          $[****] if terminated during the third 12 months

•          $[****] if terminated during the fourth 12 months

•          $[****] if terminated during the fifth 12 months

•          $[****] if terminated during the sixth 12 months

9.11         SovCor Project. Vendor understands that the successful implementation of the Services is part of a fundamental core services replacement project (“SovCor”). The overall success of SovCor will depend on, among other things, (a) successful and timely deconversion from systems of prior core services vendors (collectively, “Prior Vendors”); and (b) successful and timely conversion and implementation of core services with Alltel Information Services, Inc. (“Alltel”), Vendor and Midwest Payment Systems, Inc. (“Vendor”) (collectively, the New Vendors”). Vendor will cooperate with the New Vendors and any other vendors of Client in integrating the Services with such third parties’ services in a manner that shall be beneficial to Client.

10.           DECONVERSION AND TERMINATION PROCESS.

10.1         Continued Performance. Vendor acknowledges that continuous performance of the Services is essential to Client’s business. Notwithstanding anything to the contrary contained in this Agreement, if either party terminates this Agreement or any Schedule(s) or Services, Vendor shall (i) continue to perform the applicable Services until Client completes the transfer of the terminated Services from Vendor, for up to one (1) year after the termination date; and (ii) cooperate with Client in

Confidential Treatment Requested

arranging for said transfer of Services. All obligations and restrictions under this Agreement and all Schedules, including but not limited to those set forth in Section 2.2 hereof, shall continue until the deconversion services end or as otherwise agreed by the parties. Vendor shall remain obligated to meet all applicable Service Level Standards and shall be subject to all Service Level Standard credits (as applicable) and all insurance carried by Vendor shall continue to remain in effect. All obligations under this Agreement shall continue until the deconversion services described in this section end or as otherwise agreed by the parties.

10.2         Return of Client Files. Before expiration or termination of this Agreement or a particular Schedule, Vendor shall return Client’s information and other property, including but not limited to data in a machine readable format requested by Client (including by way of example, digitized images, flat files, information, materials, lists, databases, transcripts, and other data maintained and produced by Vendor) and files as Client may request along with such information and assistance as is reasonable and customary to enable Client to transfer the Services successfully, that is on time, within budget and without error. Unless otherwise requested by Client in writing, Vendor shall maintain a copy of Client data in electronic format for at least six (6) months after termination of the Services.

10.3         Costs. If Client terminates this Agreement pursuant to Sections 9.2, 9.3, or other material default of Vendor, Vendor shall pay all fees for deconversion under this Section 10. Otherwise, the fees for deconversion shall be as mutually negotiated between the parties, but in any event not to exceed the then current fees applicable to other customers of Vendor for similar deconversion services.

11.       INDEMNIFICATION.

11.1         Vendor Indemnification. Subject to Section 12, Vendor agrees to indemnify and hold harmless Client and its Representatives (individually and collectively the “Client Indemnified Parties”), from and against all Losses arising out of (i) Vendor or its Representative’s breach of this Agreement, (ii) Vendor or its Representative’s wrongful act or omission, negligence or willful misconduct in connection with the Services, including failure to implement the Services when and as required by the Project Plan (to the extent not due to Client’s or its Representatives’ or third party vendors’ acts or omissions); (iii) any third party’s allegation that the Services or any intellectual property or products used in providing the Services infringe or misappropriate any copyright, patent, trade secret, trademark, trade name or other property interest or proprietary rights of such third party, and/or (iv) claims made in connection with Vendor or its Representative’s personnel. Notwithstanding the foregoing, Vendor shall not be liable to Client for Losses incurred to the extent arising from Vendor or its Representative’s compliance with Client’s instructions.

11.2         Client Indemnification. Subject to Article 12, Client shall indemnify and hold harmless Vendor and its Representatives (individually and collectively the “Vendor Indemnified Parties”), from and against all Losses arising out of Client or its Representative’s (i) breach of this Agreement; and/or (ii) wrongful act or omission, negligence or willful misconduct in connection with the Services. Notwithstanding the foregoing, Client shall not be liable to Vendor for Losses incurred to the extent arising from Client or its Representative’s compliance with Vendor’s instructions.

11.3         Notification.

11.3.1      Any party seeking indemnification (the “Indemnitee”) under this Section 11 shall give the other party (the “Indemnitor”) prompt written notice (a “Notice of Claim”), in accordance with Section 16.12; provided that the failure to give notice shall not relieve the Indemnitor of its obligations under this Section 11 unless such failure materially adversely affects the Indemnitor. The Notice of Claim shall specify in reasonable detail the particulars of the claim.

11.3.2      The Indemnitor shall assume its obligation to indemnify the Indemnitee in writing within 30 Days of its receipt of a Notice of Claim.

11.3.3      With respect to any third party claim which is the subject of a Notice of Claim, the Indemnitor shall have the right to defend, contest or otherwise protect against any such claim at its own expense. The Indemnitee shall have the right, but not the obligation, to participate in the defense thereof through counsel of its own choice and to assert any and all claim or other pleading it may desire; provided, that the fees and expenses of counsel to Indemnitee shall be at the Indemnitee’s own expense unless (i) the payment of such fees and expenses have been authorized by the Indemnitor or covered by available insurance, or (ii) there are specific defenses available to Indemnitee that are different from or additional to those available to the Indemnitor, or (iii) the claim concerns matters beyond the scope of the indemnity agreements contained herein (in which case the Indemnitor, to the extent made necessary by such different or additional defense or other effects, shall not have the right to direct the defense of such claim on behalf of the Indemnitee). The Indemnitee shall at all times cooperate in all reasonable ways with the Indemnitor, and the Indemnitor shall reimburse the Indemnitee for its reasonable out-of-pocket expenses in connection therewith.

Confidential Treatment Requested

11.3.4      In the event that the Indemnitor elects not to or fails to timely defend, contest or otherwise protect against any such third party claim, the Indemnitee shall have the right to assume or participate in the defense thereof through counsel of its own choice and to assert any and all claim or other pleading it may desire. No compromise or settlement of any claim may be made at the Indemnitor’s expense unless the Indemnitee obtains the prior written consent of the Indemnitor.

11.3.5      The Indemnitor shall make no settlement of any claims which Indemnitor has undertaken to defend without Indemnitee’s consent, unless (i) the Indemnitor fully indemnifies the Indemnitee for all Losses; (ii) the Indemnitee receives an unconditional release with respect to the claim; (iii) there is no finding or admission of violation of law by, or effect on any other claims that may be made against the Indemnitee; and (iv) the relief granted requires no action or inaction on the part of and has no other material effect on the Indemnitee.

12.           LIMITATION OF LIABILITY.

12.1         Exclusion of Certain Damages. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOST PROFIT, LOSS OF BUSINESS, LOSS OF GOODWILL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO OR RESULTING FROM BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT. Notwithstanding the foregoing, Vendor shall be liable for all loss of funds availability (and interest thereon), fines and penalties incurred by Client or its customers; employee overtime; additional employee expenses; consulting fees and other remedial fees and costs of implementing contingency plans and procedures to “work around” or mitigate Vendor’s processing errors or Service failures; customer and investor communications, statement reproduction or other reasonably necessary remedial communications; and all applicable deconversion costs in the event Client terminates this Agreement or any Services as a result of Vendor or its Representative’s breach of this Agreement or performance failures.

12.2         Limitation of Liability. Notwithstanding anything in the Agreement to the contrary, any limitations on liability shall not apply to Losses to the extent arising from breaches of confidentiality, gross negligence, willful misconduct, defalcation, fraud, personal injury, property damage, or claims of intellectual property infringement.

12.3         Limitation on Vendor’s Liability. Vendor’s total monetary liability to Client under any provision of this Agreement (whether based on tort, contract, or any other theory), with respect to Losses incurred by Client other than Losses described in Section 12.2 above, shall be limited to the greater of:

(i)        (a)    [****] dollars ($[****]) if the claim arises in the first 12 months after the date hereof ;

(b)      [****] dollars ($[****]) if the claim arises in the second 12 months after the date hereof;

(c)       [****] dollars ($[****]) if the claim arises in the third 12 months after the date hereof;

(d)      [****] dollars ($[****]) if the claim arises in the fourth 12 months after the date hereof;

(e)       [****] dollars ($[****]) if the claim arises in the fifth 12 months after the date hereof;

(f)       [****] dollars ($[****]) if the claim arises at a later time; or

(ii)       the aggregate Fees (excluding pass-through expenses and postage) billed for the [****] ([****]) full consecutive months before the date claim arose.

12.4         Limitation on Client’s Liability. Client’s’ total monetary liability to Vendor under any provision of this Agreement (whether based on tort, contract, or any other theory), with respect to Losses incurred by Vendor other than payment for Services properly provided shall be limited the greater of:

(i)        (a)               [****] dollars ($[****]) if the claim arises in the first 12 months after the date hereof ;

(b)      [****] dollars ($[****]) if the claim arises in the second 12 months after the date hereof;

(c)       [****] dollars ($[****]) if the claim arises in the third 12 months after the date hereof;

(d)     [****] dollars ($[****]) if the claim arises in the fourth 12 months after the date hereof;

(e)       [****] dollars ($[****]) if the claim arises in the fifth 12 months after the date hereof;

Confidential Treatment Requested

(f)       [****] dollars ($[****]) if the claim arises at a later time; or

(ii)       the aggregate Fees (excluding pass-through expenses and postage) billed for the [****] ([****]) full consecutive months before the date claim arose.

12.5         Limitations Acknowledgement. The parties acknowledge that each of them relied upon the inclusion of the limitations of this Section 12 in consideration of entering into this Agreement.

13.           INSURANCE.

13.1         Vendor Insurance. Vendor agrees to maintain the following insurance, said coverage to be maintained at all times except for the coverage referred to in paragraphs 13.1.2 (Commercial Crime), 13.1.6 (“Umbrella”) and 13.1.7 (Professional Liability) which shall be provided within ninety (90) days of execution of this Agreement and thereafter maintained at all times.

13.1.1      Commercial general liability insurance, which shall provide coverage for bodily injury, property damage or loss, personal injury and advertising injury arising from the Services, at least in an amount of one million U.S. dollars ($1,000,000). Such insurance shall (i) be written on a per occurrence basis, (ii) be endorsed to include blanket contractual liability, owner’s, landlord’s, tenant’s and owner’s contractor’s protective coverages, and (iii) not have a deductible or self insurance retention.

13.1.2      Commercial Crime coverage, including employee theft and third party coverage with respect to its employees, agents and subcontractors at least in an amount of five million U.S. dollars ($5,000,000).

13.1.3      Workers’ compensation insurance that is customary in the industry but not less than what is required by law.

13.1.4      Property insurance covering “All Risk” of loss or damage to real and personal property including equipment, situated in, on or about the locations where Services will be provided in an amount sufficient to cover the full cost to repair or replace the property with like kind or quality and without coinsurance penalty.

13.1.5      Automobile liability insurance (including coverage for all owned, non-owned, hired and leased vehicles of Vendor) with bodily injury and property damage limits of not less than one million U.S. dollars ($1,000,000).

13.1.6      “Umbrella” liability insurance in an amount not less than twenty million U.S. dollars ($20,000,000) to cover claims in excess of the coverage limits of the insurance above.

13.1.7      Professional Liability insurance to provide coverage in the event that in the delivery of the agreed upon Service, Vendor causes Client a loss as a result of an act, error or omission caused by Vendors employees or representatives. Such insurance shall be in an amount no less than eight million U.S. dollars ($8,000,000).

13.2         Additional Insured; Proof of Insurance. Client shall be named as Additional Insured under the Commercial General Liability, Automobile Liability, Umbrella Liability and Professional Liability policies required above. Vendor shall provide Client with Certificates of Insurance evidencing compliance with the terms of this Section and/or copies of the insurance policies obtained and any riders and exclusions under such policies should Client believe it is necessary to do so. All policies shall be underwritten through insurance companies licensed to do business in the Commonwealth of Pennsylvania and reasonably acceptable to Client. The insurance companies underwriting the insurance policies shall at all times maintain a minimum A.M. Best Rating of A- (XII). Vendor shall have its respective policies of insurance as required herein to be endorsed to provide that such policies of insurance shall not be canceled, non-renewed or materially altered without at least sixty (60) Days prior written notice to Client’s Corporate Insurance Risk Manager. Vendor shall cause all insurance policies required by this Section to be issued in a form and substance which would permit Client to obtain all relief available to it under this Agreement and which shall effectuate the intention of this Agreement.

14.           DISASTER RECOVERY PLAN.

14.1         General. Within ninety (90) Days of execution of this Agreement, Vendor shall develop disaster recovery plans (collectively, the “Disaster Recovery Plan”) for the Services and Delivery System satisfactory to Client and shall maintain such Disaster Recovery Plan at all times during the Term. The Disaster Recovery Plan shall include, without limitation, immediate notification to Client in the event of a Disaster or Force Majeure Event (as defined in Section 17 of this Agreement); daily backups of all Client data and files; remote on-line mirroring of intra-day files; daily transmission of the backup data and files to Client; alternative communication capabilities; off-site storage of Client backup data and files; and alternative facilities to provide the Services.

14.2         Response. Should a Disaster occur, Vendor shall execute the Disaster Recovery Plan in a time frame and manner necessary to arrange for the prompt restoration of the Services within the time frames provided by the Disaster Recovery Plan.

14.3         Testing the Plan. Vendor will complete a cycle test of its disaster recovery capabilities for each of the Services once per calendar year, so long as the first test occurs no

Confidential Treatment Requested

later than July 1, 2004. Client is allowed to observe and to participate in the disaster recovery test to the extent required to verify the effectiveness of Vendor’s Disaster Recovery Plan; provided that Client personnel shall not interfere or disrupt the test and shall be subject to the standard security procedures at the disaster recovery facilities. Vendor will provide a report of the test and its results to Client within sixty (60) calendar Days of the test completion.

15.           DISASTER AND FORCE MAJEURE EVENT. If a Disaster or Force Majeure Event occurs (or when the parties reasonably anticipate that an event might become a Disaster or Force Majeure Event), Vendor shall immediately notify Client and shall invoke its Disaster Recovery Plan within two (2) hours after the occurrence of the Disaster or Force Majeure Event, or in such longer period of time that Client may permit, and restore all Services within 24 hours after the occurrence. A Force Majeure Event shall not excuse Vendor’s performance if Vendor’s failure to perform resulted from Vendor’s failure to properly implement its Disaster Recovery Plan or its failure to properly service or maintain the facilities used to provide the Services or the Delivery System.

16.           GENERAL.

16.1         Independent Contractor. The parties are independent contractors and have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement shall not be construed to create or imply any partnership, agency, joint venture or employer-employee relationship between the parties.

16.2         Applicable Law, Jurisdiction and Jury Trial Waiver. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without reference to provisions relating to conflict of laws. The parties agree that any dispute or claim under this Agreement shall be subject to the jurisdiction of and shall be brought in the courts in of Common Pleas of Allegheny County, Pennsylvania or the United Stated District Court for the Western District of Pennsylvania, and each of the parties agrees that service of any process, summons, notice or document by U. S. registered mail or certified mail to the address set forth in Section 16.12 hereof (or to any other address given in accordance with the terms of that Section) shall be effective service of process for any action, suit or proceeding brought against such party in enforcing any rights hereunder. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim between them arising out of or relating to this Agreement or the transactions contemplated hereby.

16.3         Remedies. All remedies contained in this Agreement are cumulative, are in addition to the other rights, and remedies available to either party under this Agreement, by law or otherwise.

16.4         Successors and Assignment. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client or by Vendor without the other party’s prior written consent. Notwithstanding the foregoing, Client may at any time assign this Agreement and delegate all duties hereunder to (a) an affiliate of Client or (b) to any successor to Client’s business in its entirety. In the case of (b), such successor shall be solely responsible for all obligations of Client hereunder accruing after the effective date of such assignment. Subject to the foregoing, this Agreement is binding upon the parties and their respective successors and permitted assigns. Any transfer or assignment of this Agreement in violation of this Section shall be null and void. Vendor acknowledges and agrees that the Affiliates of Client are third party beneficiaries of this Agreement and all rights and benefits granted to Client hereunder.

16.5         Subcontractors. Vendor may, but only with Client’s prior approval, subcontract any of the Services to its affiliates or third parties but shall remain primarily liable and fully responsible for the performance of the obligations under this Agreement. Client’s approval may be conditioned on the following factors, among others:(a) a subcontractor’s experience in performing the Services; (b) a subcontractor’s creditworthiness as determined by Client; (c) a subcontractor’s insurance coverage; and (d) USOFAC standards, guidelines and lists. Vendor shall cause each of Vendor’s subcontractors to comply with the terms of this Agreement as they are applicable to it including, but not limited to, the Service Level Standards set forth in the applicable Schedule(s), compliance with Schedule 4.3 and obtaining the Confidentiality, Privacy and Security Agreement in the form of Schedule 8. Vendor assumes full responsibility for its subcontractors’ compliance with the terms and conditions of this Agreement.

16.6         Exclusivity. Client is not prohibited at any time from using any vendor for any Services or to provide such services for itself throughout the term of this Agreement, except that Client agrees to use Vendor exclusively to provide the Services described in Schedule 1.1 for the following:

16.6.1           The average volume of items available for processing under this Agreement after Successful Conversion and normal growth of business but this exclusivity commitment is subject to the following: (a) it does not extend beyond an increase in annual volumes of 15%, (b) any increase in volumes of more than 15% is at the discretion of Client and the parties agree to renegotiate pricing for the Services to reflect such increase in volumes, and (c) such volume commitment related to the Successful Conversion is subject to adjustment given business

Confidential Treatment Requested

divestitures, downturns or other reductions in annual volumes provided, however, that if such annual volumes decrease by more than 15% the parties agree to renegotiate pricing for the Services to reflect the reduction in volumes.

16.6.2           For the avoidance of doubt, Client’s commitment above shall not (a) impair Client’s right to receive Services under agreements to which it is a party as of the date hereof, other than the Agreement dated September 16, 1997 between Sovereign Bancorp, Inc. and Fiserv Solutions, Inc. (as amended) which the parties understand shall be phased out on or before the end of its current term as determined by Client; or (b) apply in the case of (i) any acquisition that involves another third party agreement for similar services; or (ii) acquired item processing volumes of more than 15%and the normal growth associated with such acquired volume.

16.7         Legacy Agreements. If Client directly or indirectly acquires control (in whatever manner) of another Person having an agreement (the “Legacy Agreement”) with Vendor for services similar to those provided to Client hereunder, Client shall have the following options:

16.7.1      Client may, without affecting this Agreement, keep the Legacy Agreement in effect (including all pricing, terms and conditions) for the term or any renewal term thereof and extend such agreement only to the item processing volumes to which it had applied immediately before the acquisition, and no termination or similar fees shall be required other than normal fees for conversion to Client connected with the acquisition in accordance with the rates provided under this Agreement;

16.7.2      Client may terminate the Legacy Agreement in its entirety and allow the acquired Person to receive services from Client or other vendors, without penalty or fee, except such buy out or termination charges as may be required under the terms of the Legacy Agreement or as otherwise may be negotiated between the parties;

16.7.3      Client may terminate the Legacy Agreement in its entirety and allow the acquired Person to receive the Services under the pricing, term, terms and conditions of this Agreement without penalty, buy-out or termination fee, but if the remaining term of the Legacy Agreement when acquired is more than 12 months, Client agrees to compensate Vendor over the remaining term of this Agreement for (a) any unamortized startup, conversion or similar expenses Vendor can demonstrate it reasonably incurred in connection with the Legacy Agreement and that were not recovered under such Legacy Agreement, and (b) the fees for services under this Agreement, but also including the volumes under such Legacy Agreement, are subject to reduction for processing volume increases as provided in Section 16.6.1;

16.7.4      If the Legacy Agreement provides a volume increase in item processing services when the Legacy Agreement is acquired by Client, of greater than 15% of Client’s then current processing volumes, Client may require Vendor to enter into negotiations for a new agreement which will entirely replace this Agreement and the Legacy Agreement, at such prices and on such terms and conditions as Client and Vendor may reasonably agree, in such case this Agreement and the Legacy Agreement shall terminate without penalty buy-out or termination fee and be replaced by such new agreement.

The foregoing options may be exercised by Client upon written notice to Vendor no later than ninety (90) days after the relevant acquisition closes and shall apply regardless of anything inconsistent contained in the Legacy Agreement. Notwithstanding the foregoing, any exclusivity provision contained in any Legacy Agreement that is acquired by Client and is not terminated is limited to the business applicable to the Legacy Agreement prior to the acquisition

16.8         Headings. Headings contained in this Agreement are for reference purposes only and have no substantive effect.

16.9         No Waiver. No delay or omission by a party in enforcing or exercising any right, power or remedy shall impair that right, power or remedy or be construed to be a waiver of it. Any consent or waiver by a party of any of its rights, powers or remedies or of any breach shall not be construed to be a consent or waiver of any other right, remedy or power or any succeeding breach. No waiver or discharge of any kind shall be valid unless in writing and signed by an authorized representative of the party against whom such waiver or discharge is sought to be enforced. Vendor’s correction of errors as provided in this Agreement is a non-exclusive remedy and shall be in addition to all other rights and remedies that Client may have.

16.10       Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement including, without limitation, Sections 2.5,8, 9.11, 10, 11, 12, 16.2, and 16.3.

16.11       Severability. Should any provision of this Agreement or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Agreement and the application thereof to other jurisdictions or persons shall not be affected thereby and shall continue valid and enforceable to the fullest extent permitted by law or equity.

Confidential Treatment Requested

16.12       Notices. Any written notice required or permitted to be given hereunder shall be given by:(i) personal delivery; (ii) registered or certified mail, return receipt requested, postage prepaid; (iii) confirmed facsimile; or (iv) nationally recognized courier service to the other party at the addresses listed below or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

If to Client:

Sovereign Bank
75 State Street
Boston, Massachusetts 02109
Attn:  Chief Information Officer

with a copy to:

Senior Vice President & General Counsel
Sovereign Bank
1130 Berkshire Blvd.
Wyomissing, PA 19610, M.C. 11-900-LG2

If to Vendor:

President, InterCept, Inc.
3150 Holcomb Bridge Road, Suite 200
Norcross, Georgia 30071

with a copy to:

Vice President & General Counsel
InterCept, Inc.
3150 Holcomb Bridge Road, Suite 200
Norcross, GA 30071

16.13       Letter of Intent Superseded. This Agreement supersedes and terminates the Letter of Intent in its entirety, provided that the parties shall continue to negotiate and conclude the Registration Rights Agreement referred to therein as soon as practicable.

16.14       Entire Agreement. This Agreement, including its Schedules, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties.

16.15       Relationship of Agreement to Schedules and Project Plan. All terms and conditions set forth in this Agreement shall apply to all services under Schedules. This Agreement shall supersede any provision in any Schedule to the extent the Schedule conflicts with this Agreement, unless the Schedule specifically references and amends the conflicting provision in this Agreement. Schedules must be executed by authorized representatives of both parties to be effective. In case of any inconsistency between the Project Plan and this Agreement, this Agreement shall control.

17.           CERTAIN DEFINED TERMS. The following terms used herein shall have the following meanings:

17.1         “Affiliate” shall mean with respect to a party any other person at any time now or hereafter controlling, controlled by or under common control with such party and includes, but is not limited to, present and future subsidiaries, parents, related persons, partners, joint venture participants and successors in interest.

17.2         “Average Monthly Fees” is defined in Section 9.10.1.

17.3         “Change in Control” means, with respect to a party:(i) any transaction or series of transactions that results in one or more new Person(s) controlling directly or indirectly more than fifty percent (50%) of the stock or interests entitled to vote for members of that party’s board of directors; (ii) any transaction or series of transactions that results in one or more new Person(s) owning substantially all of such party’s assets; or (iii) a binding written agreement is executed providing for a sale, exchange, transfer or other disposition of all or substantially all of the assets of the party, except to an affiliate of the party.

17.4         “Change Request” shall have the meaning given in Section 1.3 hereof.

17.5         “Client Default” shall have the meaning given in Section 9.7.

17.6         “Commencement Date” is the date the Services in a particular Schedule are first provided successfully in a live production environment.

17.7         “Days” (whether or not capitalized) shall mean calendar days, unless the context otherwise requires.

17.8         “Delivery System” shall mean the facilities and all equipment, networks, systems, software, applications, interfaces, skills, know how, methods, processes, procedures, telecommunication systems and equipment, personnel, training materials, manuals, procedures and other resources necessary for Vendor to provide the Services.

17.9         “Disaster” shall mean any unplanned interruption of the operations of the Delivery System or inaccessibility to the facilities used to provide the Services, for more than twenty-four (24) hours.

Confidential Treatment Requested

17.10       “Disaster Recovery Plan” shall have the meaning given in Section 14 hereof.

17.11       “Force Majeure Event” refers to the following events: war, hostilities, acts of the public enemy, sabotage, revolution, insurrection, terrorist activity, riot or disorder; confiscation, embargo, nationalization or other similar government action, breakdown of the telecommunication links; acts of God, fire, frost, earthquake, storm, lightning, flood, or perils of the sea; epidemic; or any other cause beyond the reasonable control of the parties.

17.12       “Holdback” shall have the meaning given in Section 2.6 hereof.

17.13       “Initial Term” shall have the meaning given in Section 3 hereof.

17.14       “Laws and Regulations” shall mean all Federal, State and local laws, rules, regulations, guidelines, statutes, codes, ordinances, case law, judgments, orders, decrees and/or consent orders applicable to the parties or to the Services.

17.15       “Letter of Intent” refers to the letter between the parties dated October 3, 2002 and the attachments thereto, namely the Confidentiality Agreement and Schedule A.

17.16       “Losses” shall mean all claims, losses, liabilities, obligations, payments, damages, charges, judgments, fines, penalties, costs and expenses of any kind or character, including but not limited to reasonable attorneys’ fees and costs and expenses resulting from any claims, demand, action, suit or similar proceeding.

17.17       “Material Adverse Change” means any event, occurrence, circumstance, change, or effect, of any kind or nature, in the Vendor that individually or in the aggregate with any other such events, occurrences, circumstances, changes, or effects, is, or could reasonably be expected to be, materially adverse to (i) the Vendor or to its assets, liabilities, operations, profits, financial condition, or business of the Vendor, (ii) the ability of the Vendor to perform its services and obligations under this Agreement or any other agreement related hereto, or (iii) the validity or enforceability of this Agreement or any other agreement related hereto, or any of the rights and remedies of Client hereunder or thereunder.

17.18       “Pass-Through Expenses” mean those costs or expenses incurred by Vendor under this Agreement and identified in the Schedules that may be passed through to Client by Vendor without mark-up.

17.19       “Person” shall mean an individual, corporation, partnership, sole proprietorship, joint venture, or other form of organization or entity, now existing or hereinafter formed or acquired.

17.20       “Project Plan” shall mean such project implementation and management plan and timetable as may be in existence from time to time between the parties relating to implementation, conversion, and changes in Services and deconversion. The Project Plan is incorporated by reference herein.

17.21       “Representatives” refers to a party’s affiliates and its and their officers, directors, partners, employees, agents, consultants, subcontractors, successors and permitted assigns.

17.22       “Schedules” shall have the meaning given in Section 1.

17.23       “Services” shall have the meaning given in Section 1.

17.24       “Service Level Termination Event” shall have the meaning given in Schedule 1.4.

17.25       “Service Level Standard” shall be as defined in Schedule 1.4.

17.26       “Settlement Fee” shall have the meaning given in Section 9.10.3.

17.27       “Successful Conversion” shall mean the parties have fulfilled their respective obligations as set forth in the Project Plan has been successfully implemented or completed in accordance with its terms.

17.28       “Client On-Site Reps” and “Vendor On-Site Reps” are referenced in Section 1.8.

17.29       “Tangible Net Worth” shall mean, at any time, the amount by which (a) the par value (or value stated on the books) of all classes of Vendor’s capital stock, plus (or minus in the case of a deficit) the amount of surplus, whether capital or earned, of Vendor and its subsidiaries, if any, exceeds (b) the aggregate amount carried as assets on the books of the Vendor and its subsidiaries, if any, for (i) goodwill, patents, trademarks, treasury stock, and unamortized debt discount and expense, (ii) accounts receivable from, investments in, and any other amount carried as assets arising out of or in connection with any transaction between Vendor and any affiliate, (iii) cost of purchased assets and other investments in excess of the net book value thereof as of the time of the acquisition by the Vendor or any subsidiary, if any, and (iv) write-up in the book value of any assets of the Vendor or its subsidiaries, if any, resulting from a revaluation thereof, as determined in accordance with GAAP applied on a consistent basis.

Confidential Treatment Requested

17.30       “Vendor Default” shall have the meaning given in Section 9.2.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Sovereign Bank			InterCept, Inc.
By:	/s/ PAUL A. WATERS JR.		By:	/s/ RANDY FLUITT

	Name:	Paul A. Waters Jr.	Name:	Randy Fluitt
	Title:	Executive Director, Transaction Services	Title:	Executive Vice President

Schedules

1.1	Services
1.4	Service Level Standards
2.1	Fees
4.3	Special Employee Provisions
5.1.12	Outsourced System and Data Security
8	Confidentiality Agreement

Confidential Treatment Requested

SCHEDULE 1.1

IMAGE/TRADITIONAL ITEM PROCESSING DESCRIPTION OF SERVICES

PROOF AND ENCODE

Over the counter (teller) work is bundled, then routed to Vendor. Vendor will log and track all incoming work. Debit and Credit totals are established and outgoing Cash Letter items are encoded using Vendor’s Image Processing equipment.

Capture

Over the counter, Incoming Cash letter and Inclearing items are read by the high speed reader sorter. Images of all documents are digitized and stored on magnetic media along with information needed to post and/or track each document.

•         Intelligent recognition of check amount through courtesy and legal amount recognition.

•         Customer adjustments prepared when an error is in excess of Client’s write-off limit. A general ledger adjustment is prepared when the error meets Client’s write-off limit.

•         Image Capture of items presented by the Federal Reserve, clearinghouse, International clients or other designated institution. This includes batching, capturing, re-entering rejects, microfilming of items, endorsement at the Client level, balancing at the batch level, preparing adjustments, extracting and creating the Client defined MICR/DDA Data file and transmitting it to the Client.

•         Items received from the POD work and Client back office departments. Includes image capture of on-us and transit items, balancing at the deposit level, microfilming of items, endorsement at the Client level, preparing and dispatching cash letters, extracting and creating bank defined files and transmitting MICR/Data to core system

•         Repair of rejected items from the capture process. Items that reject are stripped, captured, repaired as might be required for subsequent processing.

•         Keying of amounts on items that were not recognized by CAR/LAR.

•         Power encoding of check amounts for transit items.

NSF/Unposted/Outbound Returns (Exceptions)

All exception items will be reviewed with the Client if necessary and will then be processed by Vendor. This includes preparation and disposition of NSF notices and outgoing return cash letters. Unposted/unmatched items will be corrected and resubmitted for posting.

•         When exceptions are identified, images of each item to the operational workstation for review and decisioning. Once the item is decisioned by Client, Vendor will prepare the items to be returned according to bank requirements and create adjustments for updating appropriate accounts. Adjustments will be posted in batch mode to the DDA, and notices will be mailed to the customer. A future option will include images of the related items with the notice.

•         EARNS reporting of items over $2,500.

•         Processing of returns as requested by the Client that are outside of the normal processing window.

•         Paid exception items are sorted into specified statement cycles or truncation.

•         Items prepared for return to the bank of first deposit will be qualified and dispatched. This includes encoding each item with the return destination (bank of first deposit) and dollar amounts, reconciliation to the cash letter and dispatch to the Federal Reserve or clearinghouse members in accordance to scheduled deadlines.

Incoming Returns

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Vendor will process Client’s FRB and Clearing House return cash letters. Returned items will be resubmitted, charged back to the customer account or processed in other manner based on prearranged agreements.

•         Returns that are charged in from the Federal Reserve or Clearing House. Inbound returns will be captured upon arrival and dispositioned according to Client’s requirements. Required adjustments will be prepared and forwarded to the Client in a batch mode for posting. Notices will be prepared for mailing to the customer. A future option will be to include images of the related items with the notice

•         Print and mail return item notices with checks.

Statement Rendering

Imaged statements and CD’s will be printed, metered and mailed by Vendor for all Checking and Savings accounts based on Client’s instructions. Vendor will also verify enclosure counts, meter and mail statements on non-imaged accounts. Any account having an image or document discrepancy (cripple statement) that can not be resolved by Vendor will be forwarded to Client for handling. At their request, Vendor will insert marketing or other informational material in out-going statements.

Document Storage

Vendor will store Client’s physical items at its facility for safekeeping until they are disposed of unless instructed to deliver them to Client.

Optical Image Storage

Vendor will archive document images from Client’s designated RAID unit to Vendor’s Optical Disk system as needed for long term storage.

Report Printing

All daily and periodic stock paper reports will be printed by Vendor for distribution to Client.

Notices and Special Forms

Any printed system output requiring special forms will be produced by Vendor for distribution to Client or its customer.

Application Output Files

Vendor will create application output files and make them available to designated third party processors per list and schedule TBD.

Electronic File Transmission

Vendor will transmit captured item data to Client’s Account Processing vendor via high speed data communications for input to Participating Bank’s processing system and third party processors as defined in transmission schedule.

Sort Pattern Changes

Vendor will receive requests for sort pattern changes from Client for testing and implementation.

Confidential Treatment Requested

SCHEDULE 1.4

Service Level Standards

[****]

Confidential Treatment Requested

Table 1

Service Level Agreements Applicable to Vendor

	Functional Area	Agreement	Goal	Minimal Acceptable Level (MAL)	Service Level Agreement Default	Comment

1	Transit	[****]	[****]	[****]	[****]	Client will supply, and keep updated all presentment schedules Measurement: Timely deliveries/total deliveries

2	Same day Settlement	[****]	[****]	[****]	[****]	Measurement: Timely deliveries/total deliveries

3	Same day settlement	[****]	[****]	[****]	[****]	Measurement: Timely deliveries/total deliveries

4	Reports	[****]	[****]	[****]	[****]	Measurement: Timely deliveries/total deliveries

5	Reports	[****]	[****]	[****]	[****]	Items to be included to be determined by Client.

6	Quality	[****]	[****]	[****]	[****]	Measurement: Timely requests/total requests

7	Quality	[****]	[****]	[****]	[****]

8	Quality	[****]	[****]	[****]	[****]	Measurement: # Not Reported/Total Differences in Excess of $100,000

9	Quality	[****]	[****]	[****]	[****]	Exceptions mutually agreed to by Client and the Vendor group.

10	Quality	[****]	[****]	[****]	[****]	Measurement: Branch, customer and

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		[****]				department reported errors

11	Transmission	[****]	[****]	[****]	[****]	Detailed schedule attached. Measurement: Timely transmissions/ total trans.

12	Image Archive	[****]	[****]	[****]	[****]	Measurement: Daily Production Mgt Report

13	Image Archive	[****]	[****]	[****]	[****]	Peak Hours 7am-5pm M-F Measurement: TBD Scheduled down time must be mutually agreed to by both vendor and bank.

14	Image Archive	[****]	[****]	[****]	[****]	Near term storage Peak Hours 7am-5pm M-F Measurement: TBD.

15	Image Archive	[****]	[****]	[****]	[****]	Scheduling to be agreed on by Vendor and bank Measurement: TBD

16	Power Encode	[****]	[****]	[****]	[****]	Measurement: Quality reports prepared by customer

17	Processing	[****]	[****]	[****]	[****]	Measurement: Monthly quality reports

18	Statement Quality	[****]	[****]	[****]	[****]	Measurement: Monthly quality reports

19	Statement Mailing	[****]	[****]	[****]	[****]	Mutually agreed upon schedule.

20	Returns	[****]	[****]	[****]	[****]	Measurement: Timely days/working days

21	Item Retrieval	[****]	[****]	[****]	[****]	Measurement: Timely requests/total requests

22	Check Sorting	[****]	[****]	[****]	[****]	Measurement: Timely sorts/total sorts

23	Check Capture	[****]	[****]	[****]	[****]	Detailed schedule

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attached.

24	Check Capture	[****]	[****]	[****]	[****]	Requirements defined case by case.

Part II - SLA Detailed Schedule for Vendor

SLA information

1.        Statement Processing: The purpose of this goal is to insure the timely delivery of Customer Statements. “Statement date” is the date on the statement

a.        [****]

b.        [****]

c.        [****]

d.        [****]

e.        [****]

f.         [****]

2.        Capture Sort Tables

Sort pattern/Tables to be established and agreed upon between Client and Vendor no later than 30 days prior to conversion.

Day	Sort Type	Start Time	Stop Time

3.        Transmission Schedule

Transmission	Completion Time

Core application transmission to AP Vendor	1 AM Monday—Friday

Remaining application schedules to be agreed upon between Client and Vendor and all other vendors as necessary within 60 days of contract signing.

4.        Daily Report Requirements

Reportable items to be determined by Client and Vendor and embodied in an addendum signed by the parties referring hereto.

5.        Quality Reporting

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Reportable items to be determined by Bank and Vendor and embodied in an addendum signed by the parties referring hereto.

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Part III - Item Processing Instructions for Client

1.         If Client Service Level Agreement (“SLA”) goal is not met, Vendor expects Client to make necessary adjustments to attain agreed upon goals. Until adjustments are made and performance goals are met Vendor will be relieved from meeting related SLA requirements or reimbursed for agreed upon extraordinary expenses incurred to meet SLA despite Client’s lack of performance.

2.         Client will appoint an individual to be designated as a Liaison Officer responsible for providing a common point for receipt of all notification as it relates to items described in Part I above.

3.         Should Client utilize subcontractors to provide services that interface to Vendor, Client will continue to be accountable for all SLA’s set forth in Table 2.

4.         A monthly in person review meeting of Vendor/Client performance and projects will be held with the Vendor location manager, Client Liaison Officer and other invited individuals that are required to ensure communications between Vendor and Client are occurring on a regular basis.

5.         Client will contact Vendor with any exceptions in processing as soon as reasonably practicable upon awareness of occurrence. Client will request an action plan, if appropriate, to be delivered by Vendor within one business day of notification to recover or resolve the exception event.

6.         When Client requests changes to sort patterns or processes Client will supply at the time of the request a test script and test documents to be used to validate the results.

7.         Client will allow Vendor to review and approve all CAR/LAR documents to be ordered with a reasonable lead time to ensure compliance with document standards.

8.         Client will seek to ensure Vendor that Client and/or any third party processors are meeting or exceeding applicable industry security requirements as defined in “Sovereign Bank Policies Regarding Outsourced System and Data Security”.

Table 2

Service Level Agreements Applicable to Client

	Functional Area	Agreement	Goal	Comments

2	Branch Input Quality	[****]	[****]	Measurement: Errors/Branch/Month

3a	Return Items-Exceptions	[****]	[****]	Measurement: Daily Release Times

3b		[****]

4	Item Quality	[****]	[****]	Measurement: CAR/LAR Statistics Report

5a	Statements	[****]	[****]	Measurement: Check Return statements per month/ total statements

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5b		[****]	[****]	Statement Data Receipt on time/Processing Days

6	Supplies	[****]	[****]	Measurement: Monthly inventory report of stock on hand.

7	Quality	[****]	[****]	Measurement: Exceptions mutually agreed to by Client and Vendor.

8	Transmission	[****]	[****]	Detailed scheduleTBD. Measurement: Timely transmissions/ total trans.

9	Missing Report Log	[****]	[****]	Measurement: Monthly Missing Report Log

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Part V — SLA Detailed Schedule For Client

SLA Information required by Vendor from Client

1.             Delivery of Transaction Processing Items:

The purpose of this measurement is to insure the input documents are available to be processed in a timely basis to meet the Federal Reserve clearing deadlines and input to the Account Processing provider provides for timely delivery of balances and exception processing to serve the customers and Business Associates as agreed.

Specific delivery requirements will be defined for New England within ninety (90) days and for Mid-Atlantic within one hundred fifty (150) days after this Agreement is executed.

2.             Transmission Schedule:

To be developed by Client and Vendor with Account Processor and embodied in an addendum signed by the parties referring hereto.

3.             Report Schedule Distribution:

To be developed by Client and Vendor prior to Implementation after transportation mapping is completed and embodied in an addendum signed by the parties referring hereto.

  Confidential Treatment Requested

SCHEDULE 2.1

FEES

Implementation Cost:	$[****]

License Fees:	Included in monthly production charges

Production Cost:	$[****] per prime pass item plus additional costs as detailed below

Functions included:

Function	Service	Yes / No

Proof / Capture / Balancing	ATM Deposit Processing	Yes

	CAR/LAR	Yes

	Cash Received in Proof	Yes

	Cash Deposits received from Teller	Yes

	Deposit Corrections	Yes

	E. I. P Sort	Yes

	Image In-Clearing Capture	Yes

	Image POD/Transit Capture	Yes

	In-Clearing Reject Re-entry	Yes

	Key Entry	Yes

	Power Encoding	Yes

	Proof Encoding	Yes

	Receipt log & tracking	Yes

	Research & Adjustments	Yes ($[****]/item)

	Same Day Settlement	Yes

	Sort Pattern Changes	Yes (Program’s fee $[****]/hr = [****]% discount of standard rate)

	Sort Pattern Endpoint Changes	Yes (Program’g fee $[****]/hr = [****]% discount of standard rate)

	Availability Changes	Yes

	Custom Programming	[****]% of Vendor standard rate

	Transit Cash Letter Preparation	Yes

	Transit Reject Re-entry	Yes

Exception Processing	Exception Images	Yes

	Image In-bound	Yes

	Inbound Returns – RDIs	Yes

	Large $ Return Process-EARNS	Yes

	Manual/ Late Returns	Yes

	Notice and Mail Print – Returns	Yes

	Qualified Outbound Returns	Yes ($[****]/item)

	Raw Out-Bound Returns	Yes ($[****]/item)

	Return Image System	Interface for new SOV product

	OverDraft Notice Mailing	Yes

	Paid Exception Sort	Yes

Statement Production	Bulk File	Yes

	CD Creation (originals & duplicates)	Yes ($[****]/CD & $[****]/dupl)

Confidential Treatment Requested

	Cripple Statement Rendering	Yes

	Enclosure Statements - Automated	Yes

	Enclosure Statements - Manual	Yes

	Image Statement print	Yes

	Image Statement Rendering	Yes

	Non- Enclosure Statements	Yes

	Printing – “Other”	Yes (Daily IP related)

	Serial Sort over 2%	Yes ($[****]/item)

	Special Account Filing (B Bulk)	Yes

	Statement Enhancements	Yes (Pre-conversion)

	Statement fine sort	Yes

	Statement Inserts	Yes

	Statement Pages to Tape	N/A

	Statement print	Yes

	Statement Reformat	Yes

Application Output Files	Atchley BSA output file	Yes

	Carreker ASI 16 & 19 Output file	Yes

	Controlled Disbursement processing	Yes

	IP Capture File Transmission	Yes

	Official Checks/Money Orders output file	Yes

	Research & Adjustments output file	Yes

	Safe Deposit Box Payments output file	Yes

Microfilm	Microfilm Duplicates	N/A

	Microfilm Item Retrieval	N/A

	Microfilm Originals	N/A

Other	Archive Access – Image view	Yes – [****] seats ($[****] per seat for any additional seats)

	Image Depot	Yes

	Home Banking API	Yes

	Internet/Intranet Image View Access	Yes

	Statements with Check Images	Yes

	Carreker Float Module Processing	Yes

	Daily Fax	Yes

	Data Communication & Telecom Costs	No

	Envelopes/Boxes/Print Stock	No

	Microfiche (original & duplicates)	N/A

	Non-statement Mailing	Yes (Daily IP related)

	Physical Item Pull	Yes

	Printing – paper stock	Yes (Daily DDA related)

	Programming of Residual Paper	Yes

	Travel Expenses	If requested by Client

	Postage	[****]

______________

      1    Each month Vendor will give Client an estimate of the projected postage reimbursement to which Vendor will be entitled hereunder for the upcoming months’ mailings and Client will pay Vendor such estimated amount. Vendor’s monthly invoice shall reconcile and adjust (up or down) for the actual postage charge incurred by Vendor for the applicable month for which Vendor is entitled to reimbursement hereunder versus the estimated amount collected from Client for that month.

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Courier Charges Client to Vendor	Banks expense

Courier Charges Vendor to End Point	Pass Thru Vendor

Courier Charges Vendor to Vendor	Vendor cost

Courier Charges Vendor to Client	Only if Client SLA’s are not met

Data Communication Lines	Pass thru bank expense

Add Internal R/T for Deposits	Yes

Add New ARP Customers	Yes

Research Time	Yes ($[****]/hr)

Storage & Destruction of paper items	Yes (Storage 45 days)

Confidential Treatment Requested

Description	New England	Mid-Atlantic

A. PROOF OF DEPOSIT	[****]	[****]

POD – unencoded	[****]	[****]

In-clearing	[****]	[****]

Reject re-entry: Transit	[****]	[****]

Reject re-entry: In-clearing	[****]	[****]

Deposit Corrections	[****]	[****]

Deposit Error write-off	[****]	[****]

POD Research & Adjustments	[****]	[****]

In-clearing POD Research & Adjustments	[****]	[****]

Exception / Cycle Sort	[****]	[****]

Exception Processing	[****]	[****]

Outbound Returns	[****]	[****]

Large $ Notifications	[****]	[****]

Item Retrievals	[****]	[****]

Microfilm – Originals	[****]	[****]

Microfilm – Duplicates	[****]	[****]

Microfiche	[****]	[****]

Statement Sort	[****]	[****]

Bulk/Truncated Storage	[****]	[****]

Statements – Image	[****]	[****]

Statement Pages – Image	[****]	[****]

Statements – Truncated	[****]	[****]

Statement Pages – Truncated	[****]	[****]

Statements – Conventional	[****]	[****]

Statement Pages – Conventional	[****]	[****]

Statement Items Inserted	[****]	[****]

Crippled Statements	[****]	[****]

Other non-laser print pages	[****]	[****]

CD-Rom Creation	[****]	[****]

•          There is no limit on volume of transaction images stored in the archive and/or a maximum volume of inquiries.

•          Pricing Includes [****] hours per month ([***] hours per year) for system development. Vendor commits that the monthly programming bill for any routine modifications or other minor enhancements or changes to services that are currently being provided and any services included in the proposed solution will not exceed $[****] per month.

Confidential Treatment Requested

SCHEDULE 4.3

SPECIAL EMPLOYEE PROVISIONS

Vendor understands that Client and Client’s Affiliates operate under various laws and federal regulatory agencies that are unique to the security sensitive banking industry. As such, persons engaged by Vendor to provide services under this Agreement are held to a higher standard of conduct and scrutiny than in other industries or business enterprises. Vendor understands and acknowledges that its employee(s) (“Employee(s)”) shall possess appropriate character, disposition and honesty conducive to the environment where services are provided under the Agreement. Vendor shall to the extent permitted by law, exercise reasonable and prudent efforts to comply with the security provisions of the Agreement.

1.        Access. Vendor shall not knowingly permit an Employee(s) to have access to the premises, records or data, or to engage in the conduct of Client’s affairs of Client or Client’s affiliates when such Employee(s):(a) has been convicted of a crime or has agreed to or entered into a pretrial diversion or similar program in connection with (i) a dishonest act or a breach of trust, as stipulated under Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a); and/or (ii) a felony; (b) uses illegal drugs; (c) is an individual identified, known or suspected to have connections with any person or organization identified by the United States Department of the Treasury Office of Foreign Asset Control (“USOFAC”) as a criminal, terrorist or criminal or terrorist organization.

2.        Compliance. Upon request from Client, Vendor shall provide evidence of Vendor’s actions to comply with the above provisions for its Employee(s). Such evidence of compliance may include the following:(1) a written affirmation by the Employee that he/she had not been convicted of any criminal offense involving dishonesty, a breach of trust, or money laundering and had not agreed to enter in a pre-trial diversion or similar program in connection with the same; (2) evidence that Vendor took reasonable steps to verify the truth of the Employee’s statement, including conducting a criminal record check; (3) certification by Vendor that its investigation did not reveal any (i) conviction or any pre-trial diversion agreement relating to any criminal offense involving dishonesty, a breach of trust or money laundering, or (ii) USOFAC violation.

3.        Notification. Client shall notify Vendor of any act of dishonesty or breach of trust committed against Client or Client’s affiliates which may involve an Employee(s) and Vendor shall notify Client if it becomes aware of any such offense. Following such notice, at the request of Client and to the extent permitted by law, Vendor shall cooperate with investigations conducted by or on behalf of Client or Client’s affiliates. Such cooperation may include access to Vendor’s Employee(s) for personal interviews related to such investigations. In addition, at the request of Client Vendor shall conduct its own investigations into the activities of said Employee(s), which may include polygraph examinations when permitted by law and not specifically prohibited by, existing collective bargaining (union) agreements or state statutes, with the results of such investigations and all files and records related thereto being made available to Client.

4.        Internal Controls. Vendor shall cooperate with the internal operating controls and security processes of Client and Client’s affiliates where products and/or services are provided under this Agreement.

When requested by Client, Vendor shall cooperate with Client, and third parties retained by Client, in conducting background investigations concerning the Vendor’s Employees, including but not limited to causing fingerprint cards to be processed through the screening program administered by the American Bankers Association (“ABA”) for each Employee having access to the premises, records or data of Client or Client’s affiliates. The completed fingerprint cards and resulting Employee(s) background reports are to be returned directly to Client, who will then inform Vendor of exceptions to any Employee(s) whose background proves unacceptable to Client.

Vendor acknowledges the Federal Drug Free Workplace Act of 1998 (“Federal Act”). Client has adopted the guidelines of this Federal Act for its corporate substance abuse policy. Vendor shall, when requested by Client, cause a drug test to be performed on each Employee having access to the premises, records or data of Client or Client’s affiliates, in accordance with the guidelines set forth in the Federal Act. Vendor shall deliver to Client the results of such tests for evaluation and exception to any Employee whose drug test proves unacceptable to Client.

Subject to the provisions of the Employee Polygraph Protection Art of 1988 (the “Polygraph Act”), Vendor agrees to fully cooperate with Client in situations where Client or Client’s affiliates have suffered an economic loss or injury (as interpreted under the Polygraph Act). Without limiting the foregoing when requested by Client where Client evidences an economic loss or injury and it is shown that:

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(a)    An Employee(s) had access to the premises, records or data that are the subject of the investigation, and

(b)    There is basis for reasonable suspicions that such Employee was involved in the incident or activity under investigation, then Vendor shall request the Employee(s) to take a polygraph examination with an examiner approved by Client. In all situations where the polygraph test is utilized as a part of the investigative process, Vendor shall be solely responsible for the administration of the polygraph test, in accordance with the Polygraph Act.

5.        Policies and Procedures of Bank. Vendor and its employees assigned to Client and any employees assigned to Client by an agent, contractor or subcontractor of Vendor shall comply with this Schedule and the policies and procedures of Client, as in effect from time to time. Vendor shall be responsible for its agents, contractors and subcontractors.

Confidential Treatment Requested

SCHEDULE 5.1.12

Sovereign Bank Policies Regarding
Outsourced System and Data Security

This Schedule is attached to and forms a part of the Master Services Agreement (the “Agreement”) between Sovereign Bank (“Client”) and InterCept Inc. (“Vendor”). If provisions in the Agreement and this Schedule impose inconsistent obligations on Vendor, the provisions of this Schedule shall control. Obligations set forth herein that are more stringent than (or additional to) those of the Agreement shall be deemed cumulative, not inconsistent.

1.             Vendor agrees to comply with, and require its Representatives who are assigned to perform services under this contract to comply with, industry standards for information security.

2.             Vendor shall name an information security liaison (“VISL”) (and a named backup person) to work with Client’s information security (“SIS”) team to review and coordinate information security policy requirements, standards and practices. Any changes in the VISL shall require advance written notice to Client.

3.             In addition to the general covenants of legal compliance set forth in the Agreement, Vendor shall adhere to all applicable regulatory requirements pertaining to privacy and handling of customer information, including those that become applicable by reason of international business activities of Client or Vendor. If vendor intends to use any processing facility located outside the United States to process any data relating to Client or its customers or otherwise transmit any data relating to Client or its customers across national borders, vendor shall provide advance written notice to Client. If Vendor proposes to do so, Vendor shall see that all related processing facilities and systems comply with all applicable laws, regulations, treaties, and other legal requirements of the United States, all other affected countries, and any international organizations having jurisdiction, including without limitation, those with regard to data security and privacy, data processing and transmittal of data across national borders.

4.             In addition to any audits required by the Agreement, at Client’s request, Vendor shall submit its privacy statement and policy as well as its data privacy and information systems security measures and policies to an audit by Client and its counsel and representatives, or a mutually agreeable third party. Vendor shall remedy any shortcomings identified in such audit and make all changes necessary to comply with applicable law, and otherwise see that its policies and systems conform to any reasonable requests made by Client or such auditors.

5.             The vendor shall maintain Client’s data in separate datasets at all times and shall maintain a hardware/software configuration that ensures no other clients will have a logical path to Client’s data

6.             Vendor shall encrypt all data transmissions in accordance with Client’s encryption policy and standards.

7.             Vendor shall provide evidence that an intrusion detection system is installed and that monitoring is performed on a continuing basis. Vendor shall maintain sufficient software, hardware, systems, personnel and other resources to ascertain whether a penetration attempt is being made against any part of the network, mainframe, server or other infrastructure or facilities used by Vendor to process or transport Client information. Vendor will identify and advise Client of any internal and external risks noted that could result in unauthorized disclosure, misuse, alteration or destruction of or access to customer information or Client information systems and implement appropriate internal technical and procedural controls to prevent such intrusions.

8.             Vendor shall periodically perform or contract with an independent party to perform appropriate vulnerability scans and penetration testing, shall advise Client thereof of the scope (in advance, unless impractical or such notice would invalidate the integrity of the simulation) and of the results of such testing.

9.             Vendor shall assure that appropriate audit trails and logs of all activities affecting Client processing and data are captured, periodically reviewed and retained by Vendor for a period of at least 1 year after termination of the Agreement.

10.           Vendor shall provide Client, upon request, with documentation of the validity of all licenses for operating system and non-client provided application software used in performing services for Client, including all database and storage systems, product names, version and release numbers and patch revision history being used by Vendor or its subcontractors in the processing of Client software and data.

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11.           Ownership and licensing rights with respect to Vendor’s system (including source code of software used by Vendor or its subcontractors to perform Services, processes, concepts, etc.) shall be clearly documented and disclosed to Client in writing in advance. Vendor shall enter into escrow agreements (and see that its mission-critical subcontractors do the same) in commercially reasonable form and substance ensuring Vendor (or its subcontractors, as the case may be) the right to access the appropriate object and source code should the software provider become insolvent or fail or refuse to provide any necessary software maintenance and support.

12.           System controls associated with all platforms and the networks or network interfaces used to process Client applications and data shall be managed and maintained in accordance with industry standards, including remediation of vulnerabilities and known bugs that could cause exposure to malfunctions, errors or malicious activity as soon as possible.

13.           The information and materials processed or stored by Vendor on behalf of Client shall be handled in accordance with the classification (e.g., confidential, sensitive, public) of the information under applicable regulations as well as Vendor’s standards and policies, as in effect from time to time.

14.           Use of data by Vendor for data mining or for any purpose other than the processing directly contracted by Client shall not be allowed without the express written permission of an executive officer of Client or Chief Privacy Officer.

15.           The release of any user information, such as access rights, shall be made only to the appropriately authorized personnel as defined by the Client application owner.

16.           Production data shall not be copied to any test environment unless appropriate masking is performed or adequate controls are implemented.

17.           Software, data, written materials, hardcopy of printouts, and storage media containing Client data shall be secured at all times from unauthorized copying, use, duplication, and storage, and shall be securely destroyed when no longer required. Vendor shall ensure the proper degaussing, cleansing, disposal or destruction of data contained on all media (e.g., shredding of paper, microfiche, degaussing of optical, magnetic and other media, computer drives and disks).

18.           Access to production data and software for non-Client and Vendor employees shall be based on authorized job-related responsibilities. A record of all access requests and authorization shall be maintained and used by authorized parties alone to verify the work of the personnel implementing the access capability to the systems. A record of all access requests and authorizations granted shall be maintained for use by authorized parties to verify the work of the personnel implementing the access capability to the systems.

19.           Vendor shall log all actual or attempted log-on violations as well as access violations and provide them on a daily basis to an appropriately identified person within Client Bank for action.

20.           Vendor shall generate access history logs for critical application transactions, retain the logs for at least one year, and keep them accessible in a format mutually agreeable to by Client and Vendor, for Client’s review, search, copying and reproduction.

21.           Where possible, the access ID, password format or other access device (e.g., smartcard) shall be consistent with the criteria set forth in the Client policies. Requirements include ID and password minimum characters, logging, suspension, and reset.

22.           Vendor shall ensure at least the same level of separation of duties as provided in Client’s applicable policy. Separation of duties shall be stated for security administration, review of access and violation reports when those responsibilities remain the responsibility of Vendor, and Vendor shall maintain separation between development personnel and operations, as well as other potentially conflicting roles as necessary or as reasonably requested by Client.

23.           Vendor shall procure for Client the right to audit all contracts between Vendor and Vendor’s service providers who support, store, recover, or otherwise handle the systems or data associated with the Client relationship.

24.           Vendor shall validate the accuracy of all access control lists that allow any Vendor or Client users to access Client data, software, files and operational software, and on semi-annual basis provide SIS with the evidence of such validations. Such validations will include application transactions, application datasets and files, any operating system special privileges, system utilities and tools authorities, database software privileges, software management functions, console command authorities, security administration authorities, operating system and security parameters definitions.

Confidential Treatment Requested

25.           Vendor shall provide SIS with the capability to review all access control and security parameter definition lists that directly or indirectly control the access to Client data. Vendor will provide SIS with real-time tools or batch reporting facilities, as for example RACF auditor privilege, that enable SIS to review and to produce effective security information at both application and file and dataset levels.

26.           An incident response process based on a collaborative approach among Client and Vendor shall be developed to respond rapidly and effectively to security incidents. The incident notification process shall be outlined in the Agreement and will include whom to notify, how to notify, and when notification will occur. Vendor will provide Client with access to all related logs, audit trails, system configuration data and security reports related to any security incident. VISL and SIS shall validate that any security weakness has been corrected. The responsibility for filing the required incident reports for regulators and management will be directed by SIS in cooperation with VISL.

Confidential Treatment Requested

SCHEDULE 8

CONFIDENTIALITY AGREEMENT

DATED: January 21, 2003

This Confidentiality Agreement (the “Agreement”) is made and entered into as of the above date by and between INTERCEPT INC. (“Vendor”), a Georgia corporation with offices located at 3150 Holcomb Bridge Road, Suite 200, Norcross Georgia 30071 and SOVEREIGN BANK, a federal savings bank with offices located at 1130 Berkshire Blvd, Wyomissing, PA 19610, on its own behalf and for the benefit of its affiliates (“Bank”). In connection with the business dealings between Vendor and Bank, a party (the “receiving party”) may have access to confidential and proprietary technical, financial, business and other information of the other party and its affiliates (the “disclosing party”). In consideration of the foregoing and such other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, Bank and Vendor agree as follows:

1.             The term “Information” refers to specifications, samples, reports, plans, forecasts, current or historical data, computer programs, documentation, market and business research and plans, trade secrets, notes, analyses, compilations, studies, interpretations, employee or customer information, the information of the disclosing party’s suppliers or other vendors, and all technical, financial, business or other information of the disclosing party, whether received prior to, on or after the date of this Agreement, orally, in writing, in electronic format, by electronic or other means.

2.             Vendor acknowledges that Bank, in disclosing to Vendor certain customer information that may be part of the Information (the “Nonpublic Personal Information”), must comply with the provisions of the federal Gramm-Leach-Bliley Act and its implementing regulations (“GLBA”), regulatory standards for information security, and other federal and state laws regarding the privacy and confidentiality of customer records. Consistent with the provisions of GLBA and such other laws and regulations, Vendor shall implement appropriate measures designed to ensure the security and confidentiality of the Nonpublic Personal Information, protect against any anticipated threats or hazards to the security or of such information, and protect against unauthorized access or use of such information. Vendor shall provide to Bank copies of all audits and summaries of test results performed periodically by Vendor or Vendor’s external auditors relating to Vendor’s information security measures. From time to time, Bank, its auditors, its regulators and/or third party auditor(s) designated by Bank may conduct examinations and audits of Vendor, its Representatives (as defined below), and the system and facilities used to provide Vendor’s services. Vendor shall cooperate with all such audits. Bank shall give Vendor, as permitted, reasonable advance notice of all audits and shall perform all audits at reasonable times. Vendor acknowledges that GLBA, among other things, limits the right of recipients to use and redisclose the Nonpublic Personal Information, and Vendor agrees that its use of the Nonpublic Personal Information will be consistent with the limits imposed by GLBA and other applicable laws and regulations.

3.             The receiving party agrees to: (a) keep the Information of the disclosing party confidential and secure; (b) restrict disclosure of such Information solely to its officers, employees, affiliates, agents and consultants with a need to know such Information for purposes of the business dealings between the parties (the persons to whom disclosure is permissible being collectively called “Representatives”); (c) not disclose to any other person or copy such Information without the approval of the disclosing party; (d) use such Information solely for purposes of the business dealings between the parties and not in any way directly or indirectly detrimental to the disclosing party; and (e) inform the Representatives of the confidential nature of such Information and obtain their agreement to the obligations herein set forth.

4.             The obligations imposed in this Agreement do not apply to Information: (a) which is made public by the disclosing party; (b) which rightfully becomes generally available to the public; (c) which is rightfully received from a third party without restriction and without breach of this Agreement; or (d) which is independently developed by the receiving party without any reference to the Information of the disclosing party.

5.             Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise in any Information disclosed to the receiving party. All rights in and to the Information of the disclosing party shall remain with the disclosing party. The Information of the disclosing party and all notes, abstracts, memoranda, or other documents or media which contain Information of the disclosing party or any discussion thereof, shall be destroyed or returned to the disclosing party upon written request of the disclosing party. No disclosure of any Information hereunder shall be construed a public disclosure of such Information by either party.

Confidential Treatment Requested

6.             In the event that the receiving party or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Information of the disclosing party, the receiving party shall provide the disclosing party with prompt prior written notice of such requirement so that the disclosing party may seek a protective order or other appropriate remedy.

7.             The furnishing of Information hereunder shall not obligate either party to enter into any further agreement or negotiation with the other or to refrain from entering into an agreement or negotiation with any other person.

8.             The termination of any agreement or business relationship between, or involving both Vendor and Bank, shall not relieve Vendor or Bank of its obligations with respect to Information disclosed pursuant to the terms of this Agreement. The receiving party shall be liable for breaches of this Agreement by its Representatives.

9.             The parties acknowledge and agree that any breach or threatened breach of any of the provisions hereunder will result in immediate and irreparable harm to the disclosing party’s business interests and that remedies at law in such event will be inadequate. The disclosing party shall therefore have the right to seek immediate injunctive relief against such breach. This right shall, however, be in addition to and not in lieu of any other remedies at law or in equity.

10.           This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between them with respect to the subject matter in this Agreement. No amendment of this Agreement may be made or rider added except in writing duly signed by Bank and Vendor. A fax copy of this Agreement and signature shall have the same effect and be legally enforceable as an originally executed Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles. Limitations of liability or damages in any other agreement(s) between the parties shall not apply to the extent of any breaches of or liability arising under this Agreement.

11.           Neither Vendor nor Bank shall, without the prior written consent of the other, assign this Agreement; provided, however, Bank shall have the right to transfer or assign this Agreement, without such consent, to any affiliate (as defined in Section 12 below). An assignment in violation of this Section 11 shall be null and void.

12.           As used in this Agreement, the term “affiliate” shall mean with respect to a party hereto any other person at any time now or hereafter controlling such party, or controlled by or under common control with such party and the term “person” includes any individual or corporation, partnership or other entity.

Accepted and agreed as of the date set forth above.

SOVEREIGN BANK		INTERCEPT INC
By:	/s/ PAUL A. WATERS JR.	By:	/s/ RANDY FLUITT

Print Name:	Paul A. Waters Jr.	Print Name:	Randy Fluitt
Title:	Executive Director, Transaction Services	Title:	Executive Vice President

[****]	Omitted pursuant to a request for confidential treatment and filed separately with the Commission.